Filed pursuant to Rule 433
Registration Statement No. 333-180300-03
June 13, 2013

You may receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase or sale. Credit Suisse Commodity Benchmark ETNs track the performance of the Credit Suisse Commodity Benchmark Total Return Index; the ETNs are not linked to and investors have no rights to any physical commodities. There is no actual portfolio of assets in which any investor in the ETNs has any ownership or other interest.

Credit Suisse has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for certain offerings to which this communication relates. Before you invest, you should read the applicable pricing supplement, the prospectus supplement and prospectus in that registration statement, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities and such offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any dealer, or any agent participating in the relevant offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request them by calling toll-free 1-800-221-1037.

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